UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2015

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

None

(Commission File Number)

26-2222607

(IRS Employer Identification No.)

220 South Sixth Street, Suite 1200, Minneapolis, MN 55402

(Address of principal executive offices) (Zip Code)

(612) 746-1944

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 11, 2015, GWG Holdings, Inc., together with certain of its subsidiaries, entered into a Second Amended and Restated Credit and Security Agreement with Autobahn Funding Company LLC, as the conduit lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the committed lender and as the agent on behalf of secured parties under such agreement. The Second Amended and Restated Credit and Security Agreement extends the maturity date of borrowings made by GWG Holdings’ subsidiaries, GWG DLP Funding II, LLC and GWG DLP Funding III, LLC, to June 30, 2018. Advances under the credit facility made after May 11, 2015 will bear interest at the commercial paper rate of the lender at the time of the advance, or at the lender’s cost of borrowing plus 4.25%, which is 1.75% less than under the previous Credit and Security Agreement executed on January 25, 2013. In addition to the extended term and decreased interest rate and borrowing cost, the Second Amended and Restated Credit and Security Agreement also removes the requirement that GWG Holdings maintain a reserve for certain projected expenditures (including anticipated premium payments required to service its life insurance portfolio), thereby allowing for GWG Holdings’ full use of the credit facility up to its limit of $105,000,000.

In connection with the Second Amended and Restated Credit and Security Agreement, GWG Holdings and its co-borrower subsidiaries entered into certain other agreements and amendments and restatements of earlier agreements entered into in connection with the original and renewal Credit and Security Agreements. Included among these other agreements was an Amended and Restated Performance Guaranty affirming the performance guaranty that GWG Holdings earlier provided in connection with the original and first amended and restated Credit and Security Agreements to DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: May 13, 2015	By:	/s/ William Acheson
William Acheson
Chief Financial Officer